Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the "Agreement") is dated as of the date this Agreement is fully executed by both parties (the "Effective Date") by and between GeneDx, LLC, a Delaware limited liability company (the "Employer"), and Mark Gardner (the "Executive").

WITNESSETH:

WHEREAS, the Employer is a wholly-owned subsidiary of GeneDx Holdings Corp. (together with the Employer and any other direct or indirect subsidiaries of GeneDx Holdings Corp., "GeneDx");

WHEREAS, the Employer wishes to set forth the terms and conditions of the Executive's employment with the Employer, on terms and conditions mutually agreeable and beneficial to the Employer and the Executive; and

WHEREAS, the Executive is willing to render services to GeneDx pursuant to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.POSITION AND DUTIES.

A.The Executive shall be employed as the President of GeneDx, and the Executive hereby accepts such employment, effective as of the later of the Effective Date and the date the Executive's employment commences. It is anticipated that the Executive's employment shall commence on or before June 15, 2026, or as otherwise mutually determined by the Executive and the Employer (the "Start Date"). The Executive shall be subject to the direction of and shall report directly to the Chief Executive Officer of GeneDx (the "CEO") or another officer of GeneDx (the CEO or such other officer, the "Direct Report"), as determined by the Board of Directors of GeneDx (the "Board') or the CEO. Subject to such reporting relationship, the Executive shall perform the duties as determined from time to time by the CEO, including without limitation those listed on Exhibit A hereto (the "Duties"). The Executive shall deal at all times in good faith with GeneDx.
B.During the Term (as defined below), the Executive shall devote one hundred percent (100%) of the Executive's business time to the performance of Executive's Duties;providedthat the Executive shall be permitted to (i) devote attention during non-business hours to voluntary service or as a board member or an advisor with non-competitive not-for-profit charitable organizations, and (ii) with the approval of the Board, serve as a board member or as an advisor for for-profit entities, in each case so long as such services do not create a conflict of interest with respect to Executive's obligations to GeneDx and do not materially interfere with Executive's performance of Executive's Duties. Any approval of the Board in respect of the foregoing may be modified or revoked from time to time in the Board's sole discretion.

C.The Executive's services shall be performed principally at the Employer's Gaithersburg, Maryland location, subject to travel from time to time as reasonably required in connection with the Executive's duties. The Executive shall relocate to a location that is a reasonable commuting distance to Gaithersburg within ninety (90) days of his start date. The Corporation agrees to reimburse the Executive for reasonable costs incurred in relocating his principal place of residence to location that is a reasonable commuting distance to Gaithersburg, up to an aggregate amount of reimbursement not to exceed $20,000, any such reimbursement to be made in accordance with the Corporation's business expense reimbursement policy and promptly following the Executive's submission of receipts and other reasonably appropriate supporting documentation. Executive shall not be permitted to change the primary state from which they provide services to the Company without the advanced written consent of the Company.
2.TERM.
Executive's employment shall commence as of the Start Date and shall continue thereafter for a term of three (3) years and shall automatically renew for successive one (1) year terms unless earlier terminated in accordance with the terms hereof (such period from the date hereof until the termination date hereof, the "Term").
3.COMPENSATION.
In consideration for the Executive's services hereunder, the Executive shall receive the following compensation:
A.Base Salary. The Employer shall pay the Executive a base salary at a rate equal to $530,000 per annum (as adjusted from time to time in accordance with this Section 3.A, the "Base Salary"). The Executive's Base Salary shall be subject to annual review and increase (but not decrease) in the discretion of the Board. The Executive's Base Salary shall be subject to customary federal, state and local withholdings for income taxes, F.I.C.A. and similar charges. Throughout the Term, the Base Salary shall be payable in bi-weekly installments in arrears or in such other manner as the Employer adopts as its payroll process generally.
B.Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to receive an annual performance bonus for each calendar year during the Term (the "Performance Bonus") commencing in calendar year 2026, with a target amount equal to 65% of the Base Salary. For calendar year 2026, the Performance Bonus shall be prorated based on the number of days the Executive is employed during such calendar year relative to the total number of days in calendar year 2026. The Performance Bonus for a calendar year shall be paid within the first one hundred and twenty (120) days of the immediately following calendar year (subject to applicable federal, state and local tax withholdings). The amount of the Performance Bonus for any given calendar year (which may be greater than or less than the target amount, if actual performance is greater than or less than the performance goals) shall be determined by the Board based on the Board's determination of the extent of the achievement of performance goals for GeneDx and/or the Executive for such calendar year. In the case of any such performance metric and other criteria that is subjective, the determination of whether such performance metric or other criteria has been met shall lie in the reasonable discretion of the Board.
C.Benefits. During the Term, the Executive shall receive the package of employee benefits that GeneDx elects to make available to its officers. In addition, the Executive shall be entitled to no less than four (4) weeks of vacation annually (prorated for periods less than a full calendar year) in accordance with GeneDx's vacation policies in effect from time to time. The Executive's benefit package and the Executive's use of the Executive's vacation time shall be subject to GeneDx's policies and/or the CEO's reasonable discretion.
D.Business Expenses. Subject to Section 3.E, the Executive shall be reimbursed for all reasonable and necessary business expenses that Executive incurs during the Term in connection with Executive's employment.

E.Conditions to Reimbursement of Expenses. Reimbursement shall be based upon adherence to and submission by the Executive of expense statements and other documentation thereof required in accordance with GeneDx's expense reimbursement policies.
4.EQUITY-BASED COMPENSATION AWARD.
As soon as practicable following the Effective Date and subject to the approval of the Board (or a committee thereof), GeneDx shall grant the Executive a number of restricted stock units (the"RSUs") under GeneDx's applicable equity incentive plan (the "Plan"), with such number determined by dividing
$2,000,000 by the average closing stock price over the trailing 60 trading days preceding the grant date, rounded down to the nearest whole share. This award will be issued pursuant to the GeneDx Holdings Corp. Amended and Restated 2021 Equity Incentive Plan, governed by the terms and conditions of the applicable Grant Agreement, and processed in accordance with the Company's standard procedures following approval by the Compensation Committee (or its delegate).The RSUs will vest over a four-year period, with 25% vesting annually on the anniversary of Executive's vesting commencement date (typically the first day of the month following Executive's Start Date), unless otherwise specified in Executive's Grant Agreement. The number of RSUs may be adjusted, at GeneDx's discretion, in the event of a stock split, recapitalization, or other changes to the Company's capital structure prior to the grant date. In the event of any conflict between this Agreement and the Equity Incentive Plan or Grant Agreement, the terms of the Plan and Grant Agreement will govern.
5.TERMINATION AND SEVERANCE.
A.As used in this Section 5:

"Cause" shall mean: (1) any willful failure (except as result of sickness, illness or injury) or refusal by the Executive to perform any of the Executive's material Duties or to carry out the instructions of the Direct Report after GeneDx shall have provided written notice and a reasonable opportunity to cure such failure or refusal; (2) material breach by the Executive of the CIPAA (as defined below) after GeneDx shall have provided written notice and a reasonable opportunity to cure such material breach; (3) material breach by the Executive of any written corporate policy of GeneDx after GeneDx shall have provided written notice and a reasonable opportunity to cure such material breach; (4) breach by the Executive of the Executive's fiduciary duty to GeneDx or of Section 8 of this Agreement; (5) gross negligence or willful misconduct of the Executive in connection with GeneDx's business or the performance of Executive's Duties; provided that in the case of gross negligence, such gross negligence results in demonstrable harm to GeneDx; (6) the Executive's conviction of or plea of nolo contendere to any crime that would materially impair the reputation of GeneDx, any crime involving theft, embezzlement or other misappropriation of money or other property, or any crime which constitutes a felony in the jurisdiction involved; or (7) the Executive's habitual absence or habitual abuse of alcohol or controlled or illegal substances during working hours, after GeneDx shall have provided written notice to the Executive and given the Executive thirty (30) days within which to commence rehabilitation with respect thereto, and the Executive shall have failed to commence such rehabilitation or continued to perform under the influence after such rehabilitation.
"Change in Control Period'' means the period commencing on the date of a Change of Control and ending on the date that is twelve (12) months following a Change in Control.
"Change in Control" means a Corporate Transaction as defined in the Plan.

"Disability" shall mean the Executive's inability to perform Executive's essential Duties with reasonable accommodation by reason of any medically determined physical or mental impairment that has lasted a period of not less than one-hundred-eighty (180) days (whether or not consecutive) in any consecutive three-hundred-sixty-five (365) day period as determined by a physician that is mutually acceptable to the Company and the Executive. If the Company and the Executive cannot agree on a physician, each party shall select a physician and the two physicians shall select a third who shall be the approved physician for this purpose.
"Good Reason" shall mean any of the following, without the Executive's express written consent: (1) any material breach by GeneDx of its obligations to the Executive pursuant to this Agreement (including, without limitation, a failure to pay Base Salary in accordance with Section 3.A); (2) a reduction in the Executive's authority or responsibility, which represents a material diminution in the Executive's authority or responsibility; or (3) GeneDx requiring the Executive to relocate the Executive's place of employment to more than seventy-five (75) miles from Executive's place of employment as of the date hereof, other than as provided for in Section 1.C; provided, however, that none of these events shall constitute Good Reason unless (i) the Executive has notified GeneDx in writing of the event(s) constituting Good Reason within sixty (60) days after the Executive first becomes aware of the occurrence of such event(s); (ii) GeneDx has failed to cure such event(s) within thirty (30) days after the notice, and (iii) the Executive resigns from all positions then held by the Executive no later than thirty (30) days after the expiration of such cure period.
B.Termination. This Agreement, the Term and the Executive's employment hereunder shall terminate upon any of the following:
(i)in the event of any determination by the Board that there is Cause for such termination, upon written notice of termination from GeneDx to the Executive (following the expiration of a cure period, as applicable);
(ii)immediately upon the death or Disability of the Executive;
(iii)in the event of any determination by the Executive that there is Good Reason for such termination, upon written notice of termination from the Executive to GeneDx (following the expiration of the cure period);
(iv)at the election of GeneDx to terminate this Agreement without Cause, upon sixty
(60) days' written notice to the Executive, provided that GeneDx, in its sole discretion, may accelerate Executive's employment termination date, discontinue Executive's employment for any portion of such notice period, and provide Executive with the compensation and benefits that Executive would have received during the notice period through the last day of the notice period; or
(v)at the election of the Executive to terminate this Agreement without Good Reason, upon thirty (30) days' written notice to GeneDx, provided that GeneDx, in its sole discretion, may accelerate Executive's employment termination date.
C.General. Upon the termination of the Executive's employment for any reason, the Executive (or Executive's estate, as the case may be) shall be entitled to receive (i) any Base Salary hereunder accrued prior to the date of such termination, (ii) any amount payable to the Executive under GeneDx's policies and procedures with respect to payments to officers for accrued vacation and unreimbursed business expenses for which proper documentation is provided and (iii) if the Executive's employment ends for any reason other than GeneDx's termination of the Executive's employment for Cause, any earned but unpaid Performance Bonus for the most recently completed calendar year in the discretion of the Board (collectively, the "Accrued Compensation").

D.Severance Benefits Upon Termination by GeneDx Without Cause or by the Executive for Good Reason Outside of the Change in Control Period. Upon the termination of the Executive's employment by GeneDx without Cause or by the Executive for Good Reason or upon GeneDx's failure to renew the Term outside of the Change in Control Period, the Executive will be entitled to receive the Accrued Compensation and, subject to the requirements of Section 5.F, will be entitled to receive the following payments and benefits, in each case, less required deductions and withholdings:
(i)Cash Severance. The Employer shall pay the Executive, as severance, the equivalent of9 months of the Executive's Base Salary as in effect as of the date of such termination, payable in the form of salary continuation, on the Employer's regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after the Executive's termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay.
(ii)Benefits Continuation. Provided that the Executive is then eligible for and timely elects continued coverage under COBRA, the Employer shall directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive's coverage (including coverage for eligible dependents, if applicable) through the period starting on the Executive's termination date and ending on the earliest to occur of: (a) 12 months following the Executive's termination date; (b) the date Executive becomes eligible for group health insurance coverage through a new employer; and (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during this time period, the Executive must immediately notify the Employer of such event. Notwithstanding the foregoing, if the Employer determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Employer instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. The Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.
E.Severance Benefits Upon Termination by GeneDx Without Cause or by the Executive for Good Reason During the Change in Control Period. Upon the termination of the Executive's employment by GeneDx without Cause or by the Executive for Good Reason or upon GeneDx's failure to renew the Term during a Change in Control Period, the Executive will be entitled to receive the Executive's Accrued Compensation and, subject to the requirements of Section 5.F, will be entitled to receive the following payments and benefits, in each case, less required deductions and withholdings:
(i)Cash Severance. The Employer shall pay the Executive, as severance:
(A)the equivalent of 12 months of the Executive's Base Salary as in effect as of the date of such termination, payable in the form of salary continuation, on the Employer's regular payroll dates, subject to standard payroll deductions and withholdings, starting on the 60th day after Executive's termination date, with the first payment to include those payments that would have occurred earlier but for the 60-day delay; and
(B)an amount equal to 100% of the Executive's target Performance Bonus for the calendar year in which the Executive's employment termination occurs (disregarding any change to the Executive's Base Salary giving rise to Good Reason), payable in a lump sum, less deductions and withholdings, at the same time as the first severance payment described in Section 5.E(i)(A) above. For the avoidance of doubt, the amount payable pursuant to this Section 5.E(i)(B) shall not be subject to proration based on the portion of the year elapsed as of the date of termination.

(ii)Benefits Continuation. Provided that the Executive is then eligible for and timely elects continued coverage under COBRA, the Employer shall directly pay, or reimburse the Executive for, the monthly COBRA premiums to continue the Executive's coverage (including coverage for eligible dependents, if applicable) through the period starting on the Executive's termination date and ending on the earliest to occur of: (a) 12 months following Executive's termination date; (b) the date the Executive becomes eligible for group health insurance coverage through a new employer; and (c) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event the Executive becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during this time period, the Executive must immediately notify the Employer of such event. Notwithstanding the foregoing, if the Employer determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Employer instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. The Executive may, but is not obligated to, use such payments toward the cost of COBRA premiums.
(iii)Equity Award Acceleration. The vesting of all unvested equity-based incentive compensation awards outstanding as of the date of such Change in Control and held by the Executive as of the date of such termination shall be accelerated such that 100% of the shares underlying such awards shall be deemed immediately vested and, if applicable, exercisable; provided that, in the case of any unvested equity-based incentive compensation awards that are subject to performance-based vesting terms as of the date of such termination, the treatment of such performance-based vesting conditions shall be governed by the applicable equity plan and award agreement.
F.Conditions to Receipt of Severance Benefits. As a condition to receiving the payments and benefits set forth in Section 5.D and Section 5.E, (i) the Executive must execute and deliver to GeneDx a release of claims in a form reasonably acceptable to GeneDx (the "Release") and the Release must have become effective and the revocation period provided therein must have expired without the Executive having revoked the Release within the 60-day period following the date of termination, and (ii) the Executive must not have revoked or breached the provisions of such Release or breached Section 9 or the CIPAA (as defined below). GeneDx shall provide the Release to the Executive within 21 days following the date of termination. In the event GeneDx does not provide the Release to the Executive within 21 days following the date of termination, the Release shall no longer be required and the Executive shall nonetheless be entitled to the payments and benefits set forth in Section 5.D and Section 5.E. However, in the event that the Executive is provided the Release within the 21-day period following the date of termination, but the Executive does not execute and deliver the Release, the Release does not become effective and irrevocable within such period or the Executive revokes or breaches the provisions of the Release or breaches Section 9 of this Agreement or the provisions of the CIPAA, the Executive (A) will be deemed to have voluntarily resigned the Executive's employment hereunder without Good Reason, (B) will not be entitled to the payments, benefits or accelerated vesting described in Section 5.D or Section 5.E and (C) will be required to reimburse GeneDx, in cash within five business days after written demand is made by GeneDx therefore, for an amount equal to the value of any payments or benefits the Executive received pursuant to Section 5.D or Section 5.E.

6.CONFIDENTIALITY    AND    INTELLECTUAL    PROPERTY    ASSIGNMENT AGREEMENT and RESTRICTIVE COVENANTS

The Executive agrees to execute and abide by the Confidentiality and Intellectual Property Assignment Agreement the "CIPAA") which GeneDx requires each employee to execute, which is attached hereto as Exhibit B and which is incorporated and made part of this Agreement. In addition to the other obligations set forth in the CIPAA, Executive expressly acknowledges and agrees to comply with, during and after Executive's employment, the restrictive covenants contained in Section 8 of the CIPAA as applicable. In the event of a conflict between the terms of the CIPAA and this Agreement, including but not limited to with regard to choice of law provisions, the terms of this Agreement shall prevail.

7.AGREEMENT ASSIGNMENT.
It is agreed that this is a personal contract between the parties and that the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged or hypothecated otherwise than by will or the laws of descent or distribution. GeneDx may assign this Agreement to a successor to all or substantially all of the business of GeneDx, and GeneDx shall be released from any further liability pursuant hereto upon such assignment and the assumption of the obligations of GeneDx hereunder by such successor.
8.EXCLUSIVE EMPLOYMENT.
A.Except as permitted by GeneDx, during Executive's employment the Executive will not do anything to compete with the present or contemplated business of GeneDx, permit to exist any conflict of interest in respect of Executive's relationship with GeneDx, or plan or organize any competitive business activity (with the understanding that the ownership by the Executive of less than one percent (1%) of the outstanding shares of common stock of a publicly traded corporation shall not be deemed to violate the requirements of this sentence). The Executive is not a party to, and during Executive's employment Executive will not enter into, any agreement or directly or indirectly acquire, assume, or participate in any position, investment or interest that conflicts with Executive's duties or obligations to GeneDx or that is known by Executive to be adverse to GeneDx.
B.All corporate opportunities which are consistent with the business and purpose of GeneDx are to be the property of GeneDx, as applicable, and cannot be used or disclosed by Executive for any purpose other than performing Executive's Duties and Executive shall present to GeneDx, as applicable, any such opportunities of which Executive becomes aware. Executive shall at all times strictly comply with GeneDx's conflicts of interest policy and any other policies adopted by the Board.
9. 409A COMPLIANCE.
Notwithstanding any other provision of this Agreement, the Employer and the Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A" and the Internal Revenue Code of 1986, as amended, the "Code"), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In connection with this, the Employer and the Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service, in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. Any payments and benefits under this Agreement that qualify for the "short-term deferral" exemption or another exemption under Section 409A shall be paid under the applicable exemption. For purposes of the Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive's termination of employment constitute "nonqualified deferred compensation" within the meaning of Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a "separation from service" within the meaning of Treasury Regulation 1.409A-l(h) ("Separation from Service"). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement's references to "termination of employment" or "termination" with Separation from Service. In addition, if at the time of Executive's Separation from Service the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, any amount or benefits that the constitutes "nonqualified deferred compensation" within the meaning of Section 409A that becomes payable to Executive on account of the Executive's Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month period following Executive's Separation from Service, or (ii) the date of the Executive's death (the "409A Suspension Period''). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments and benefits that the Employer would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). To the extent not otherwise specified in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (1) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.
10.SECTION 280G.
In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive's severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following order: (i) reduction of cash payments, (ii) cancellation of accelerated vesting of equity awards, and (iii) reduction of other benefits payable to the Executive. Unless GeneDx and the Executive otherwise agree in writing, any determination required under this Section 11 shall be made in writing by GeneDx's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and GeneDx for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. GeneDx and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 11. GeneDx shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
11.INDEMNIFICATION.

GeneDx shall indemnify the Executive, to the maximum extent permitted by applicable law, and in the same or better manner and to the same or better extent with respect to each aspect of the indemnification as provided to any other officer of GeneDx (including without limitation any Directors and Officers insurance coverage), against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of GeneDx directly or derivatively or by any third party by reason of any act or omission of the Executive as an officer, director or employee of GeneDx; provided, however, that GeneDx will not indemnify the Executive in the event the Executive's acts or omissions involved any deliberate fraud, any deliberate criminal act, or any knowing or willful violation of any United States law.
12.GENERAL PROVISIONS.
A.This Agreement shall be construed in accordance with and governed by the laws of laws of the state of New York without reference to the principles thereof respecting conflicts of laws. Each party to this Agreement, by Executive's or its execution hereof, hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement.
B.Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal or hand delivery (effective immediately), e-mail delivery (effective immediately), or the third day after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid, to GeneDx at its headquarters to the attention of the Chief Legal Officer (legal@genedx.com) and to Executive at Executive's address as listed on the Employer's payroll.

C.This Agreement shall inure to the benefit of and be binding upon GeneDx, its permitted successors and assigns and the Executive, Executive's heirs, executors, administrators and legal representatives.

D.This Agreement and the CIPAA set forth the entire understanding of the parties hereto with respect to the employment of the Executive by the Employer. Any and all other previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are hereby released, merged herein and superseded by this Agreement.
E.No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

F.This Agreement may not be amended or modified without a writing signed by each of the Executive and the Employer. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.
G.This Agreement may be executed in two counterparts, each of which shall be an original, and which together shall constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

H.If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall not affect the rest of such provision not held invalid, and the rest of such provision, and the rest of this Agreement, shall, to the full extent consistent with law, continue in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE EMPLOYER:

By:	/s/ Katherine Stueland
Name:	Katherine Stueland
Title:	Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Mark Gardner
Name:	Mark Gardner

EXHIBIT A DUTIES

The President serves as the enterprise leader responsible for the end-to-end "Demand-to-Delivery" engine. This hybrid role integrates all commercial functions (Sales, Commercial Operations and Enablement, Client Experience, Marketing, Market Access) with the operational powerhouse of the organization (Production Lab, Facilities, and Quality) The primary objective is to drive aggressive top-line growth while ensuring the operational infrastructure scales to meet that demand with precision, quality, and speed.

The President owns the P&L from the point of market entry to the final delivery of the product/report, managing functional leadership to ensure a frictionless flow of volume "in the door" and high-quality results "out the door."

Key Responsibilities

In terms of the performance and personal competencies required for the position, we would highlight the following:
1.Integrated Enterprise Strategy (The "Engine" Owner)

•Architect and execute the unified commercial and operational roadmap, ensuring that sales targets are always synchronized with lab capacity and product readiness.
•Own the end-to-end P&L, focusing on revenue realization, gross margin optimization, and operational efficiency.

•Lead the "Demand-to-Throughput" sync: ensuring that as Sales/Marketing increase volume, the Production Labs are staffed, equipped, and automated to handle growth without service degradation.
2.Commercial Execution (Volume In)

•Direct all Sales and Marketing leadership to drive market share, brand authority, and high-quality lead generation.
•Oversee Market Access and Pricing strategies to ensure optimal reimbursement and profitable contracting.
•Partner with Medical Affairs Operations to bridge the gap between clinical validity and commercial messaging, ensuring high-stakes KOL relationships support the sales funnel.

3.Operational & Lab Leadership (Throughput & Volume Out)

•Drive accountability for laboratory throughput, turnaround time (TAT), and unit cost. Ensure the production environment is optimized for high-volume commercial scale.
•Ensure rigorous Quality Assurance (QA) and Quality Control (QC) across all lab segments to maintain regulatory compliance (CLIA/CAP/ISO) and customer trust.

4.Customer Success & Service Delivery

•Own the Customer Experience and Intake functions, treating them as a critical "middle-office" that ensures volume moving from Sales into the Lab is clean, compliant, and ready for processing.

•Manage the "Final Mile" of the customer experience: the delivery of results, reporting, and post-service support.
5.Scaling & Infrastructure

•Lead the digital transformation of the commercial-operational interface (LIMS, CRM, and ERP integration).
•Drive capital allocation strategy for lab expansion, automation, and technology investments required to stay ahead of the sales curve.

Key Performance Indicators (KPis):

•Total Revenue and Revenue Growth%

•Volume Throughput (Specimens/Orders In vs. Reports Out)

•Gross Margin & Cost Per Unit/Test

•Turnaround Time (TAT) and Service Level Agreements (SLAs)

•Net Promoter Score (NPS) / Customer Retention

Reports To: Chief Executive Officer (CEO)

Internal Partners: Chief Financial Officer, Chief Tech & Innovation Officer, Chief Medical Officer, Chief Business Development Officer, Chief Legal Officer, Chief People Officer

This job description is not designed to cover or contain a comprehensive listing of activities, duties, or responsibilities required of the employee. Duties, responsibilities, and activities may change or new ones may be assigned at any time with or without notice